EXHIBIT 99.1

Allscripts announces third quarter 2017 results

   Revenue $449 million, $451 million non-GAAP, growth of 15 and 12 percent, respectively, year-over-year
  Record third quarter bookings total $304 million; GAAP EPS ($0.16); non-GAAP EPS $0.16
  Closed acquisition of McKesson Enterprise Information Solutions business – significantly expanding Allscripts domestic EHR presence in hospitals

CHICAGO, Nov. 02, 2017 (GLOBE NEWSWIRE) -- Allscripts Healthcare Solutions, Inc. (NASDAQ:MDRX) (Allscripts) announced its financial results for the three and nine months ended September 30, 2017.

Third Quarter and Recent Business Highlights

  U.S. Core Solutions and Services: Allscripts saw continued success during the quarter as health care organizations grew their Allscripts partnerships across the portfolio spectrum. For example, one of the largest faith-based health systems in the United States continued its investment in Allscripts Sunrise™ inpatient solutions. In addition, a teaching hospital in Brooklyn, New York elected to consolidate its outpatient physician environment onto Sunrise Ambulatory care. In the independent ambulatory market, Allscripts saw continued demand for replacement electronic health record (EHR) systems, adding new clients and cross-selling additional solutions and services within its client base. Third quarter results also included new revenue cycle management services clients and additional practice management system sales.

  As anticipated, on October 2, 2017, the company closed its acquisition of McKesson Corporation's hospital and health system IT business, known as the Enterprise Information Solutions (EIS) business. The transaction increases Allscripts electronic health record presence approximately two-fold in U.S. hospitals and health systems.
  Value-Based Care: Allscripts payer and life-sciences business had a strong sales quarter powered by the shift to value-based care, acceleration in delivering real-time information at the point of care and increasing investments by the life sciences industry to bring new therapeutics to market faster. The company signed a new partnership to develop and deploy preauthorization solutions for medical procedures at the point of care and facilitate the delivery of drug price transparency information to clinicians and patients at the point of care.

  Allscripts Global: In the third quarter, the company expanded its international client roster. In the United Kingdom, Bolton NHS Foundation Trust signed to implement the Sunrise platform across a 750+ bed teaching hospital and more than 20 health centers and clinics. In the Asia-Pacific region, dbMotion™ was selected by South Western Sydney Primary Health Network as the clinical interoperability solution within New South Wales. Additionally, in Western Australia, the Sunrise-BOSSNet EHR platform was selected by several hospitals, expanding Allscripts geographic reach across the continent. Operationally, Sunrise went live at Royal Adelaide Hospital, a new, 800-bed state-of-the-art hospital and the largest Sunrise installation to date in Australia. Allscripts sees strong interest and enhanced competitive positioning for its solutions across multiple geographic regions outside the Unites States.

  Post-Acute Care (Netsmart): The company saw continued strength in demand for Netsmart’s technology and services from behavioral-health, social services and long-term and home health care community providers. During the third quarter, Netsmart achieved strong bookings, driven by a balance of business from existing and new clients and across the multiple provider segments it serves.

“Allscripts achieved double-digit growth across revenue, Adjusted EBITDA and non-GAAP earnings, in the third quarter of 2017,” Paul M. Black, Chief Executive Officer of Allscripts, said. “We are especially pleased that non-GAAP revenue growth accelerated to 12 percent, year-over-year. In addition, we recorded another quarterly bookings record. I am proud of the alignment Allscripts, our clients and our associates have forged to deliver on the promise of better outcomes and improved efficiency in health care delivery.”

Black continued, “With the closing of the McKesson Enterprise Information Solutions acquisition, we are entering an important new phase in Allscripts corporate evolution. I believe the company is positioned the best it has been in its history to meet the ever-changing and complex needs of health care organizations across the globe. Initial client feedback across the Enterprise Information Solutions portfolio, starting with Paragon, has been encouraging, as has unbiased commentary from third-party surveys. We will fully integrate EIS into the Allscripts family, delivering on our vision of an Open, Connected Community of Health for the benefit of clients, associates and shareholders.”

Please see the “Explanation of Non-GAAP Financial Measures” at the end of this press release for detailed information on calculating non-GAAP measures.

Third Quarter 2017 Bookings, Backlog Highlights

Bookings(1) were $304 million in the third quarter of 2017. This result compares with $291 million in the third quarter of 2016, a 4 percent increase. In terms of bookings mix, 50 percent of third quarter 2017 bookings related to software delivery, while the remaining amounts were related to client services. For 2017 year-to-date, total bookings were $997 million, a 10 percent increase year-over-year.

Contract revenue backlog as of September 30, 2017, totaled more than $4.1 billion, up 5% compared to the September 30, 2016, amount.

Third Quarter 2017 Revenue Details

Third quarter 2017 GAAP revenue was $449 million, an increase of 15 percent year-over-year. Non-GAAP revenue totaled $451 million, improving 12 percent year-over-year. Non-GAAP revenue excludes acquisition-related deferred revenue adjustments related to Netsmart, NantHealth and non-material consolidated affiliates.

Software delivery, support and maintenance revenue totaled $294 million on a GAAP basis and $295 million on a non-GAAP basis in the third quarter of 2017, a 16 and 12 percent increase, respectively, compared with the third quarter of 2016. Software delivery, support and maintenance revenue consists of all software, hardware, subscription and transaction-related revenue as well as support and maintenance.

Client services revenue totaled $155 million on a GAAP basis and $156 million on a non-GAAP basis, up 11 and 10 percent, respectively, compared with the third quarter of 2016. Client services revenue consists of recurring managed services and other project-based client services revenue.

Recurring revenue, consisting of subscriptions, recurring transactions, support and maintenance and recurring managed services, increased 11 percent on a GAAP basis and 7 percent on a non-GAAP basis compared with the third quarter of 2016. Non-recurring revenue, comprised of systems sales and other project-based client services revenue, increased 28 percent on a GAAP basis and 27 percent on a non-GAAP basis compared with the third quarter of 2016.

Third Quarter Gross Profit and Operating Expenses

Gross margin in the third quarter of 2017 was 44.9 percent on a GAAP basis and 48.4 percent on a non-GAAP basis, compared with 42.3 and 47.6 percent, respectively, in the third quarter of 2016.

On a GAAP basis, total operating expenses, consisting of selling, general and administrative and research and development expenses, were $169 million, or a 17 percent increase year-over-year. Non-GAAP operating expenses totaled $148 million, an 11 percent increase year-over-year. The year-over-year increase reflects growth in research and development expense, amortization of capitalized software and higher SG&A expense.

Adjustments made for non-GAAP purposes can impact the directional trends for GAAP versus non-GAAP financial metrics. For a reconciliation of GAAP and non-GAAP items, see the financial tables in this release (Tables 4, 5 and 6).

Third Quarter 2017 Net Income and Earnings per Share

GAAP net loss attributable to Allscripts stockholders in the third quarter of 2017 totaled $29 million compared with net loss of $10 million in the third quarter of 2016. Included in the GAAP net loss are multiple items that are excluded for non-GAAP purposes.

The company recorded $11 million of legal, transaction-related and other costs in the third quarter of 2017. This compares with $2 million of such costs in the third quarter of 2016. Approximately half of these expenses are related to severance accruals, recorded as legal and other expenses in the financial schedules of this earnings release, as the company continued its ongoing strategy to streamline costs and increase operational efficiency.

Additionally, the GAAP net loss includes an $11 million charge for the accretion of redemption preference on the redeemable convertible preferred stock, issued in conjunction with the Netsmart transaction in April 2016.

The GAAP net loss also includes a $21 million loss on the final disposition of the company’s position in NantHealth common stock related to the NantHealth provider/patient solutions business acquisition, completed in August 2017.

Non-GAAP net income attributable to Allscripts stockholders in the third quarter of 2017 totaled $30 million, up 14% when compared with the third quarter of 2016.

GAAP loss per share in the third quarter of 2017 was $0.16, compared with loss per share of $0.06 in the third quarter of 2016. Non-GAAP earnings per share in the third quarter of 2017 were $0.16, compared with $0.14 in the third quarter of 2016.

Third Quarter 2017 Adjusted EBITDA and Cash Flow

Adjusted EBITDA increased to $97 million in the third quarter of 2017, a 22 percent increase compared with the third quarter of 2016.

Cash flow from operations for the quarter ended September 30, 2017, totaled $64 million, compared to $53 million during the same period of 2016. Cash flow from operations for the nine-month period ended September 30, 2017, totaled $173 million, compared to $185 million the same period of 2016, due largely to higher working capital requirements in 2017. Free cash flow totaled $13 million for the third quarter of 2017, an improvement compared to the prior year period even as capital expenditures nearly doubled compared to the third quarter of 2016.

2017 Financial Outlook Update

The company is positively adjusting its 2017 financial outlook, reflecting the company’s year-to-date performance and expectations for the one remaining quarter in 2017.

  The company anticipates non-GAAP revenue to be at the high end of the prior range of between $1.79 billion and $1.82 billion;
  The company anticipates Adjusted EBITDA to be at the high end of the prior range of between $345 million and $365 million; and
  The company affirms its non-GAAP earnings per share growth target of between 10 and 15 percent, or between $0.61 and $0.63 per diluted share.

As announced in August, Allscripts 2017 outlook includes three months of financial contribution from the EIS acquisition in the fourth quarter of 2017. Also, as disclosed previously, the company expects to incur approximately $50 million in severance and transaction costs beginning in the fourth quarter of 2017 from the EIS transaction, which are expected to be recognized quarterly until no later than the fourth quarter of 2018. The 2017 outlook above excludes the impact of such transaction and related costs in the fourth quarter of 2017.

Allscripts provides financial guidance for revenue, Adjusted EBITDA and earnings per share on a non-GAAP basis. Allscripts non-GAAP revenue guidance excludes the impact of acquisition-related deferred revenue adjustments.

In providing financial guidance, the company does not reconcile non-GAAP revenue, Adjusted EBITDA or non-GAAP earnings per share guidance to the corresponding GAAP financial measures. Allscripts does not provide guidance for the various reconciling items since certain items that impact GAAP revenue and net income are either outside of its control and/or cannot be reasonably predicted.

For a reconciliation of other non-GAAP items, see the explanation of non-GAAP financial measures as well as the non-GAAP financial reconciliation tables in this release (Tables 4, 5 and 6).

Conference Call:

Allscripts will conduct a conference call today, Thursday, November 2, 2017, at 4:30 PM Eastern Daylight Time to discuss its earnings release and other information. Participants may access the conference call via webcast at http://investor.allscripts.com. Participants also may access the conference call by dialing +1 (877) 269-7756 or +1 (201) 689-7817 (international) and requesting Conference ID # 13672149.

A replay of the call will be available approximately two hours after the conclusion of the call, for a period of four weeks, on the Allscripts Investor Relations website or by calling +1 (877) 660-6853 or +1 (201) 612-7415 - Conference ID # 13672149.

Supplemental and non-GAAP financial information is also available at http://investor.allscripts.com.

Footnotes

  Bookings reflect the value of executed contracts for software, hardware, client services, private cloud hosting services, outsourcing and other subscription-based services.

NOTE: All percentage changes described within this press release are calculated from full dollar amounts as illustrated in the accompanying financial statements and Allscripts Supplemental Financial Data Workbook, posted on the Investor Relations website. Rounding differences may occur when individually calculating percentages or totals from rounded amounts included within the press release body compared to full dollar amounts in the tables.

About Allscripts
Allscripts (NASDAQ:MDRX) is a leader in healthcare information technology solutions that advance clinical, financial and operational results. Our innovative solutions connect people, places and data across an Open, Connected Community of Health™. Connectivity empowers caregivers to make better decisions and deliver better care for healthier populations. To learn more, visit www.allscripts.com, Twitter, YouTube and It Takes A Community: The Allscripts Blog.

© 2017 Allscripts Healthcare, LLC and/or its affiliates. All Rights Reserved.

Allscripts, the Allscripts logo, and other Allscripts marks are trademarks of Allscripts Healthcare, LLC and/or its affiliates. All other products are trademarks of their respective holders, all rights reserved. Reference to these products is not intended to imply affiliation with or sponsorship of Allscripts Healthcare, LLC and/or its affiliates.

For more information contact:

Investors:
Seth Frank
312-506-1213
seth.frank@allscripts.com

Media:
Concetta Rasiarmos
312-447-2466
Concetta.Rasiarmos@allscripts.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements under “2017 Financial Outlook Update”. These forward-looking statements are based on the current beliefs and expectations of Allscripts management, only speak as of the date that they are made, and are subject to significant risks and uncertainties. Such statements can be identified by the use of words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “can,” “may,” and similar terms. Actual results could differ from those set forth in the forward-looking statements and reported results should not be considered an indication of future performance. Certain factors that could cause Allscripts actual results to differ materially from those described in the forward-looking statements include, but are not limited to: the expected financial contribution and results of the Netsmart joint business entity, including consolidation for financial reporting purposes, the EIS business, and the provider/patient solutions business acquired from NantHealth; the successful integration of the EIS and the provider/patient solutions businesses; the anticipated and unanticipated expenses and liabilities related to the acquisition and the acquired EIS and provider/patient solutions businesses; Allscripts failure to compete successfully; consolidation in Allscripts industry; current and future laws, regulations and industry initiatives; increased government involvement in Allscripts industry; the failure of markets in which Allscripts operates to develop as quickly as expected; Allscripts or its customers’ failure to see the benefits of government programs; changes in interoperability or other regulatory standards; the effects of the realignment of Allscripts sales, services and support organizations; market acceptance of Allscripts products and services; the unpredictability of the sales and implementation cycles for Allscripts products and services; Allscripts ability to manage future growth; Allscripts ability to introduce new products and services; Allscripts ability to establish and maintain strategic relationships; risks related to the acquisition of new companies or technologies; the performance of Allscripts products; Allscripts ability to protect its intellectual property rights; the outcome of legal proceedings involving Allscripts; Allscripts ability to hire, retain and motivate key personnel; performance by Allscripts content and service providers; liability for use of content; security breaches; price reductions; Allscripts ability to license and integrate third party technologies; Allscripts ability to maintain or expand its business with existing customers; risks related to international operations; changes in tax rates or laws; business disruptions; Allscripts ability to maintain proper and effective internal controls; and asset and long-term investment impairment charges. Additional information about these and other risks, uncertainties, and factors affecting Allscripts business is contained in Allscripts filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in the most recent Allscripts Annual Report on Form 10-K and subsequent Form 10-Qs. Allscripts does not undertake to update forward-looking statements to reflect changed assumptions, the impact of circumstances or events that may arise after the date of the forward-looking statements, or other changes in its business, financial condition or operating results over time.

Table 1
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	September 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$104.3	$95.6
Restricted cash	$5.1	$1.0
Accounts receivable, net	442.9	405.1
Prepaid expenses and other current assets	115.7	102.6
Total current assets	668.0	604.3
Available for sale marketable securities	0.0	149.1
Fixed assets, net	165.4	148.8
Software development costs, net	207.1	163.9
Intangible assets, net	717.2	741.4
Goodwill	1,972.0	1,924.1
Deferred taxes, net	4.2	2.8
Other assets	149.5	97.8
Total assets	$3,883.4	$3,832.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$114.3	$126.1
Accrued expenses	71.8	86.1
Accrued compensation and benefits	70.0	64.3
Deferred revenue	392.5	363.8
Current maturities of long-term debt	24.6	15.2
Non-recourse current maturities of long-term debt - Netsmart	2.7	2.5
Current maturities of capital lease obligations	8.5	9.1
Total current liabilities	684.4	667.1
Long-term debt	747.4	717.9
Non-recourse long-term debt - Netsmart	625.5	576.9
Long-term capital lease obligations	7.7	9.9
Deferred revenue	19.3	18.0
Deferred taxes, net	145.4	141.8
Other liabilities	86.6	39.7
Total liabilities	2,316.3	2,171.3
Redeemable convertible non-controlling interest - Netsmart	420.6	387.7
Total Allscripts Healthcare Solutions, Inc.'s stockholders' equity	1,105.4	1,232.5
Non-controlling interest	41.1	40.7
Total stockholders’ equity	1,146.5	1,273.2
Total liabilities and stockholders’ equity	$3,883.4	$3,832.2

Table 2
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Operations
(In millions, except per-share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Software delivery, support and maintenance	$294.2	$252.7	$846.0	$731.7
Client services	155.2	139.7	443.0	392.8
Total revenue	449.4	392.4	1,289.0	1,124.5
Cost of revenue:
Software delivery, support and maintenance	86.8	86.6	259.3	240.9
Client services	132.6	116.4	379.8	336.0
Amortization of software development and acquisition-related assets (a)	28.0	23.3	81.8	62.9
Total cost of revenue	247.4	226.3	720.9	639.8
Gross profit	202.0	166.1	568.1	484.7
Selling, general and administrative expenses	117.4	98.8	340.4	277.7
Research and development	51.1	45.2	146.7	140.1
Asset impairment charges	0.0	0.0	0.0	4.7
Amortization of intangible and acquisition-related assets	8.1	5.3	23.3	14.9
Income from operations	25.4	16.8	57.7	47.3
Interest expense and other, net (b)	(22.8)	(19.4)	(63.2)	(42.3)
Impairment of and losses on long-term investments	(20.7)	0.0	(165.3)
Equity in net income (loss) of unconsolidated investments	0.4	0.0	0.7	(7.5)
Income (loss) before income taxes	(17.7)	(2.6)	(170.1)	(2.5)
Income tax benefit (provision)	0.3	2.7	1.1	2.6
Net income (loss)	(17.4)	0.1	(169.0)	0.1
Less: Net loss (income) attributable to non-controlling interest	(0.2)	(0.1)	(0.4)	(0.1)
Less: Accretion of redemption preference on redeemable convertible non-controlling interest - Netsmart	(11.0)	(10.1)	(32.9)	(18.3)
Net loss attributable to Allscripts Healthcare Solutions, Inc. stockholders	($28.6)	($10.1)	($202.3)	($18.3)

Loss per share - basic and diluted	($0.16)	($0.06)	($1.12)	($0.10)

Weighted average common shares outstanding:
Basic	180.6	186.2	180.9	187.2
Diluted	180.6	186.2	180.9	187.2

(a) Amortization of software development and acquisition-related assets includes:
Amortization of capitalized software development costs	$14.7	$10.6	$40.3	$31.2
Amortization of acquisition-related intangible assets	13.3	12.7	41.5	31.7
	$28.0	$23.3	$81.8	$62.9

(b) Interest expense and other, net are comprised of the following for the periods presented:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Non-cash amortization of 1.25% Cash Convertible Notes original issue discount	$3.1	$2.9	$9.0	$8.5
Non-cash write-off of unamortized deferred debt issuance costs	0.0	0.0	-	-
Non-cash charges to interest expense and other, net	3.1	2.9	9.0	8.5
Interest expense	17.7	14.9	49.3	30.6
Amortization of discounts and debt issuance costs	1.4	1.6	4.4	3.7
Other income, net	0.6	-	0.5	(0.5)
Total interest expense and other, net	$22.8	$19.4	$63.2	$42.3

Table 3
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Cash flows from operating activities:
Net (loss) income	($17.4)	$0.1	($169.0)	$0.1
Non-cash adjustments to net (loss) income:
Depreciation and amortization	53.8	43.9	155.1	120.5
Stock-based compensation expense	9.6	9.6	28.1	29.7
Impairment of and losses on long-term investments	20.7	0.0	165.3	0.0
Other non-cash charges, net	0.3	(1.5)	(2.3)	9.0
Total non-cash adjustments to income	84.4	52.0	346.2	159.2
Cash impact of changes in operating assets and liabilities	(3.2)	0.9	(4.0)	25.8
Net cash provided by operating activities	63.8	53.0	173.2	185.1
Cash flows from investing activities:
Capital expenditures	(15.2)	(8.4)	(40.2)	(25.0)
Capitalized software	(35.5)	(32.9)	(107.1)	(70.0)
Purchases of equity securities in partner entities, business acquisitions, net of cash acquired and other investments	(54.4)	(29.8)	(59.7)	(956.0)
Other proceeds from investing activities	0.2	0.0	0.2	0.0
Net cash used in investing activities	(104.9)	(71.1)	(206.8)	(1,051.0)
Cash flows from financing activities:
Repurchase of common stock	0.0	(19.0)	(12.1)	(71.1)
Proceeds from issuance of redeemable convertible preferred stock	0.0	0.0	0.0	333.6
Proceeds from sale or issuance of common stock	0.0	0.1	0.0	0.1
Stock-based compensation-related payments, net	(0.2)	0.0	(6.8)	(6.4)
Credit facilities and capital lease borrowings, net	62.3	23.6	65.4	569.8
Other, net	(0.9)	0.0	(0.9)	0.0
Net cash used in financing activities	61.2	4.7	45.6	826.0
Effect of exchange rate changes on cash and cash equivalents	0.2	0.0	0.8	0.3
Net increase (decrease) in cash and cash equivalents	20.3	(13.4)	12.8	(39.6)
Cash, cash equivalents and restricted cash, beginning of period	89.1	90.7	96.6	116.9
Cash, cash equivalents and restricted cash, end of period	$109.4	$77.3	$109.4	$77.3

Table 4
Allscripts Healthcare Solutions, Inc.
Condensed Non-GAAP Financial Information
(In millions, except per share amounts and percentages)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Total revenue, as reported	$449.4	$392.4	$1,289.0	$1,124.5

Acquisition-related deferred revenue adjustments	1.8	11.7	5.0	21.8
Total non-GAAP revenue	$451.2	$404.1	$1,294.0	$1,146.3

Gross profit, as reported	$202.0	$166.1	$568.1	$484.7

Acquisition-related deferred revenue adjustments	1.8	11.7	5.0	21.8
Acquisition-related amortization	13.3	12.7	41.5	31.7
Stock-based compensation expense	1.3	1.9	6.0	6.8
Transaction-related and other costs (a)	0.0	0.0	0.2	0.0
Total non-GAAP gross profit	$218.4	$192.4	$620.8	$545.0

Income from operations, as reported	$25.4	$16.8	$57.7	$47.3

Acquisition-related deferred revenue adjustments	1.8	11.7	5.0	21.8
Acquisition-related amortization	21.4	18.0	64.8	46.6
Stock-based compensation expense	10.4	9.8	30.4	30.9
Transaction-related and other costs (a)	11.2	2.2	32.6	6.8
Non-cash asset impairment charges	0.0	0.0	0.0	4.7
Total non-GAAP operating income	$70.2	$58.5	$190.5	$158.1

Net loss attributable to Allscripts Healthcare Solutions, Inc. stockholders, as reported	($28.6)	($10.1)	($202.3)	($18.3)
Net income (loss) attributable to non-controlling interest	0.2	0.1	0.4	0.1
Accretion of redemption preference on redeemable convertible non-controlling interest - Netsmart	11.0	10.1	32.9	18.3
Net loss, as reported	($17.4)	$0.1	($169.0)	$0.1

Acquisition-related deferred revenue adjustments	1.8	11.7	5.0	21.8
Acquisition-related amortization	21.4	18.0	64.8	46.6
Stock-based compensation expense	10.4	9.8	30.4	30.9
Transaction-related and other costs (a)	11.2	2.2	32.6	6.8
Non-cash asset impairment charges	0.0	0.0	0.0	4.7
Non-cash charges to interest expense and other	3.1	2.9	9.0	8.5
Impairment of and losses on long-term investments	20.7	0.0	165.3	0.0
Equity in net (income) loss of unconsolidated investments	(0.4)	0.0	(0.7)	7.5
Tax effect of adjustments to reconcile GAAP to non-GAAP net income	(23.8)	(15.6)	(107.1)	(44.4)
Tax rate alignment	5.9	(1.8)	58.4	(1.7)
Total Non-GAAP net income	$32.9	$27.3	$88.7	$80.8
Less: Non-GAAP net income attributable to non-controlling interest	(3.3)	(1.4)	(8.8)	(3.1)
Non-GAAP net income attributable to Allscripts Healthcare Solutions, Inc.	$29.6	$25.9	$79.9	$77.7

Non-GAAP effective tax rate	35%	35%	35%	35%

Weighted shares outstanding - diluted	183.8	189.1	183.0	189.3

(Loss) earnings per share - basic and diluted, as reported	($0.16)	($0.06)	($1.12)	($0.10)

Non-GAAP earnings per share attributable to Allscripts Healthcare Solutions, Inc. - diluted	$0.16	$0.14	$0.44	$0.41

Note: Adjustments to reconcile GAAP to non-GAAP net income are presented gross of tax, with net tax effects included in row titled "Tax effect of adjustments to reconcile GAAP to non-GAAP net income".
(a) Transaction-related and other costs included in cost of revenue and operating expenses are comprised of the following for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Legal and other costs	7.3	0.0	20.7	0.2
Transaction-related costs	3.9	2.2	11.9	6.6
Total transaction-related and other costs	$11.2	$2.2	$32.6	$6.8

Table 5
Allscripts Healthcare Solutions, Inc.
Non-GAAP Financial Information - Adjusted EBITDA
(In millions, except percentages)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Total revenue, as reported	$449.4	$392.4	$1,289.0	$1,124.5
Acquisition-related deferred revenue adjustments	1.8	11.7	5.0	21.8
Total non-GAAP revenue	$451.2	$404.1	$1,294.0	$1,146.3

Net loss, as reported	($17.4)	$0.1	(169.0)	$0.1

Acquisition-related deferred revenue adjustments	1.8	11.7	5.0	21.8
Depreciation and amortization	53.8	43.9	155.1	120.5
Stock-based compensation expense	10.4	9.8	30.4	30.9
Transaction-related and other costs (a)	10.3	2.2	31.7	6.8
Non-cash asset impairment charges	0.0	0.0	0.0	4.7
Interest expense and other, net (b)	18.3	14.9	49.8	30.1
Impairment of and losses on long-term investments	20.7	0.0	165.3	0.0
Equity in net loss of unconsolidated investments	(0.4)	0.0	(0.7)	7.5
Tax (benefit)/provision	(0.3)	(2.7)	(1.1)	(2.6)
Adjusted EBITDA	$97.2	$79.9	$266.5	$219.8

Adjusted EBITDA margin (c)	22%	20%	21%	19%

(a) Transaction-related and other costs has been adjusted from the amounts presented in the reconciliation of GAAP and non-GAAP income from operations, as shown in Table 4, in order to remove the accelerated amortization of assets to be disposed from transaction-related and other costs since such amortization is also included in depreciation and amortization.

(b) Interest expense and other, net has been adjusted from the amounts presented in the statements of operations in order to remove the amortization of the fair value of the cash conversion option embedded in the 1.25% Cash Convertible Notes and deferred debt issuance costs from interest expense since such amortization is also included in depreciation and amortization.

(c) Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by non-GAAP revenue.

Table 6
Allscripts Healthcare Solutions, Inc.
Non-GAAP Financial Information - Free Cash Flow
(In millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$63.8	$53.0	$173.2	$185.1
Cash flows from investing activities:
Capital expenditures	(15.2)	(8.4)	(40.2)	(25.0)
Capitalized software	(35.5)	(32.9)	(107.1)	(70.0)
Free cash flow	$13.1	$11.7	$25.9	$90.1

Explanation of Non-GAAP Financial Measures

Allscripts reports its financial results in accordance with U.S. generally accepted accounting principles, or GAAP. To supplement this information, Allscripts presents in this release non-GAAP revenue, gross profit, gross margin, operating expense, Adjusted EBITDA, effective income tax rate, net income and earnings per share, which are considered non-GAAP financial measures under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. The definitions of non-GAAP financial measures used throughout this document are presented below:

  Non-GAAP revenue consists of GAAP revenue, as reported, and adds back recognized deferred revenue from the Netsmart transaction that is eliminated for GAAP purposes due to purchase accounting adjustments.

  Non-GAAP gross profit consists of GAAP gross profit, as reported, and excludes acquisition-related deferred revenue adjustments, acquisition-related amortization, stock-based compensation expense and transaction-related and other costs. Non-GAAP gross margin consists of non-GAAP gross profit as a percentage of non-GAAP revenue in the applicable period. For the third quarter of 2017, non-GAAP gross margin totaled 48.4 percent, consisting of non-GAAP gross profit of $218.4 million divided by non-GAAP revenue of $451.2 million. For the third quarter of 2016, non-GAAP gross margin totaled 47.6 percent, consisting of non-GAAP gross profit of $192.4 million divided by non-GAAP revenue of $404.1 million. Reconciliations to GAAP gross profit are found in Table 4 within this press release.

  Non-GAAP operating expense consists of GAAP selling, general and administrative expenses (SG&A) and research and development expense (R&D), as reported, and excludes transaction-related and other costs and stock-based compensation expense recorded to SG&A and R&D. For the third quarter of 2017, non-GAAP operating expense totaled $148.2 million, consisting of $117.4 million of GAAP SG&A and $51.1 million of GAAP R&D expense and excluding $11.2 million of total transaction-related and other costs and $9.1 million of stock-based compensation expense recorded to SG&A and R&D. For the third quarter of 2016, non-GAAP operating expense totaled $133.9 million consisting of $98.8 million of GAAP SG&A and $45.2 million of GAAP R&D expense and excluding $2.2 million of transaction-related and other costs and $7.9 million of stock-based compensation expense recorded to SG&A and R&D. Please note operating expense totals may not sum due to rounding.

  Adjusted EBITDA is a non-GAAP measure and consists of GAAP net income (loss), as reported, and adjusts for: acquisition-related deferred revenue adjustments; depreciation and amortization; stock-based compensation expense; transaction-related and other costs; non-cash asset and long-term investment impairment charges; interest expense and other, net; equity in net earnings of unconsolidated investments; and tax provision (benefit).

  Non-GAAP effective income tax rate is based on non-GAAP pre-tax earnings and consists of the statutory federal income tax rate, Allscripts effective state income tax rate and adjustments for permanent differences.

  Non-GAAP net income consists of GAAP net income/(loss), as reported, and adds back acquisition-related deferred revenue adjustments, acquisition-related amortization, stock-based compensation expense, transaction-related and other costs, non-cash asset and long-term investment impairment charges, non-cash charges to interest expense and other, and equity in net earnings of unconsolidated investments and the related tax effect of the aforementioned adjustments. Non-GAAP net income also includes a tax rate alignment adjustment.

  Non-GAAP net income attributable to Allscripts Healthcare Solutions, Inc. is a non-GAAP measure and consists of Non-GAAP net income, as described above, with an adjustment to reduce Non-GAAP net income for the percentage of non-controlling interest outside Allscripts ownership position. For this presentation, Netsmart preferred stock is treated as if it was converted to common stock.

  Non-GAAP earnings per share consist of non-GAAP net income, as defined above, divided by weighted shares outstanding – diluted in the applicable period.

  Free cash flow consists of GAAP cash flows provided by operating activities in the applicable period, net of capital expenditures and capitalized software costs.

Acquisition-Related Deferred Revenue Adjustments. Deferred revenue adjustments include acquisition-related deferred revenue adjustments, which reflect the fair value adjustments to deferred revenue acquired in a business acquisition. The fair value of acquired deferred revenue represents an amount equivalent to the estimated cost plus an appropriate profit margin, to perform services related to the acquiree's software and product support, which assumes a legal obligation to do so, based on the deferred revenue balances as of the acquisition date. Allscripts adds back acquisition-related deferred revenue adjustments for its non-GAAP financial measures because it believes the inclusion of this amount directly correlates to the underlying performance of Allscripts operations.

Acquisition-Related Amortization. Acquisition-related amortization expense is a non-cash expense arising primarily from the acquisition of intangible assets in connection with acquisitions or investments. Allscripts excludes acquisition-related amortization expense from non-GAAP gross profit, non-GAAP operating income, and non-GAAP net income because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods because of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributed to revenue in the periods presented and will contribute to future revenue generation, and the related amortization expense will recur in future periods.

Stock-Based Compensation Expense. Stock-based compensation expense is a non-cash expense arising from the grant of stock-based awards. Allscripts excludes stock-based compensation expense from non-GAAP gross profit, non-GAAP operating income, non-GAAP operating expense, non-GAAP net income and Adjusted EBITDA because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods as a result of the timing and valuation of grants of new stock-based awards, including grants in connection with acquisitions. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods, and such expense will recur in future periods.

Transaction-Related and Other Costs. Transaction-related and other costs relate to certain legal proceedings, consulting, severance and other charges incurred in connection with activities that are considered one-time. For the third quarter of 2017, Allscripts incurred $11 million of transaction-related and other expenses.

Allscripts excludes transaction-related and other costs, in whole or in part, from non-GAAP gross profit, non-GAAP operating income, non-GAAP operating expense, non-GAAP net income and Adjusted EBITDA because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods.

Non-Cash Charges to Interest Expense and Other. Non-cash charges to interest expense include the amortization of the fair value of the cash conversion option embedded in the 1.25 percent Cash Convertible Notes issued by Allscripts during the second quarter of 2013.

Non-Cash Asset Impairment Charges. Asset impairment charges relate primarily to product consolidation activities and the write-down of the carrying value of equity investments in non-consolidated third parties.

Impairment of and Losses on Long-Term Investments. Impairment of and losses on long-term investments relates to other-than-temporary non-cash impairment charges associated with such investments based on management’s assessment of the likelihood of near-term recovery of the investments’ value. The amounts recorded during the three and nine months ended September 30, 2017 primarily relate to our investment in NantHealth common stock, which was disposed of in connection with the NantHealth provider/patient solutions business acquisition.

Equity in Net Income (loss) of Unconsolidated Investments. Equity in net income (loss) of unconsolidated investments represents Allscripts share of the equity earnings (losses) of our investments in third parties accounted for under the equity method, including the amortization of cost basis adjustments. The majority of the amount recognized in prior periods represents our share of the net loss incurred by NantHealth LLC, along with the amortization of cost basis adjustments. Our investment in NantHealth was accounted as an available-for-sale marketable security after NantHealth’s initial public offering in June 2016.

Tax Rate Alignment. Tax adjustment aligns the applicable period’s effective tax rate to the expected annual non-GAAP effective tax rate.

Management also believes that non-GAAP revenue, gross profit, gross margin, operating expense, effective income tax rate, net income, earnings per share, Adjusted EBITDA, and free cash flow provide useful supplemental information to management and investors regarding the underlying performance of Allscripts business operations. Acquisition accounting adjustments made in accordance with GAAP can make it difficult to make meaningful comparisons of the underlying operations of the business without considering the non-GAAP adjustments provided and discussed herein.

Management also uses this information internally for forecasting and budgeting, as it believes that these measures are indicative of core operating results. In addition, management may use non-GAAP gross profit, operating expense, operating income, net income, earnings per share and/or Adjusted EBITDA to measure achievement under Allscripts stock and cash incentive compensation plans. Note, however, that non-GAAP gross profit, operating income, net income earnings per share and Adjusted EBITDA are performance measures only, and they do not provide any measure of cash flow or liquidity. Allscripts considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after capital expenditures and capitalized software costs. Free cash flow provides management and investors a valuable measure to determine the quantity of capital generated that can be deployed to create additional shareholder value by a variety of means. Non-GAAP financial measures are not in accordance with, or an alternative for, measures of financial performance prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Allscripts results of operations as determined in accordance with GAAP. Investors and potential investors are encouraged to review the definitions and reconciliations of non-GAAP financial measures with GAAP financial measures contained within the attached condensed consolidated financial statements.